Mueller Industries, Inc. Reports Third Quarter 2020 Earnings

COLLIERVILLE, Tenn., October 20, 2020 -- Mueller Industries, Inc. (NYSE: MLI) announced third quarter operating income of $69.2 million, compared with $46.3 million for the prior year period.
Net income for the period was $42.7 million, or 76 cents per diluted share, compared to net income of $29.1 million, or 52 cents per diluted share in 2019. Net sales were $619.1 million, compared with $608.6 million in the third quarter of 2019.

Third Quarter Financial and Operating Highlights:
•COMEX copper averaged $2.94 per pound, 12 percent higher than the prior year period.
•The $10.5 million increase in quarter-over-quarter sales was due to $15.2 million from higher selling prices associated with the rise in copper and $24.2 million of sales from recently acquired businesses. These increases were largely offset by lower volumes, particularly in our core businesses, which have not fully recovered from the impacts of the COVID-19 pandemic.
•We recorded a $5.5 million loss on our investment in Tecumseh Products Company, compared to the $1.9 million loss recorded during the prior year period. Included in the $5.5 million loss was $1.2 million of pre-tax restructuring charges and $0.8 million in foreign currency losses.
•The effective tax rate for the quarter was 24 percent, a more normal rate, compared with 19 percent in the prior year period.
•We generated an additional $54.1 million in cash from operations for the quarter, totaling $196.9 million year-to-date. At the end of the quarter cash on hand was $113.6 million, with only $55.0 million drawn on our credit facility.
•During the quarter, we funded the purchase of certain assets of Wieland-Kessler, LLC for $57.2 million.
•Our current ratio remains at 2.9 to 1 and our debt to total capitalization remains low at 32 percent.

Regarding the outlook, CEO Greg Christopher said, "Amidst the unprecedented challenges posed by the COVID-19 pandemic, to have achieved these results is certainly gratifying.
The US economy appears to be rebounding, but it is not yet back to the strong pre-pandemic levels. Acquisitions and capital investments in our manufacturing operations are paying off, and should continue to support strong cash generation and our strategic growth initiatives as global economies reopen and regain their strength."

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Collierville, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands, except per share data)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net sales	$619,105	$608,602	$1,722,192	$1,886,777

Cost of goods sold	500,780	510,788	1,412,654	1,586,129
Depreciation and amortization	10,752	10,823	32,888	31,856
Selling, general, and administrative expense	38,346	40,739	114,714	121,838
Asset impairments	—	—	3,035	—
Litigation settlement, net	—	—	(21,933)	—

Operating income	69,227	46,252	180,834	146,954

Interest expense	(4,885)	(6,148)	(15,237)	(20,135)
Other income, net	522	533	3,634	823

Income before income taxes	64,864	40,637	169,231	127,642

Income tax expense	(15,450)	(7,665)	(42,623)	(27,643)
Loss from unconsolidated affiliates, net of foreign tax	(5,457)	(2,528)	(20,213)	(23,740)

Consolidated net income	43,957	30,444	106,395	76,259

Net income attributable to noncontrolling interests	(1,255)	(1,351)	(3,322)	(3,457)

Net income attributable to Mueller Industries, Inc.	$42,702	$29,093	$103,073	$72,802

Weighted average shares for basic earnings per share	55,816	55,832	55,805	55,771
Effect of dilutive stock-based awards	550	482	534	523

Adjusted weighted average shares for diluted earnings per share	56,366	56,314	56,339	56,294

Basic earnings per share	$0.77	$0.52	$1.85	$1.31

Diluted earnings per share	$0.76	$0.52	$1.83	$1.29

Dividends per share	$0.10	$0.10	$0.30	$0.30

Summary Segment Data:

Net sales:
Piping Systems Segment	$409,414	$390,917	$1,128,467	$1,193,274
Industrial Metals Segment	118,831	135,443	338,652	434,037
Climate Segment	97,604	90,938	276,983	276,853
Elimination of intersegment sales	(6,744)	(8,696)	(21,910)	(17,387)

Net sales	$619,105	$608,602	$1,722,192	$1,886,777

Operating income:
Piping Systems Segment	$44,863	$36,010	$122,613	$100,155
Industrial Metals Segment	18,348	12,599	38,403	46,697
Climate Segment	18,156	7,963	43,523	33,384
Unallocated expenses	(12,140)	(10,320)	(23,705)	(33,282)

Operating income	$69,227	$46,252	$180,834	$146,954

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	September 26, 2020	December 28, 2019
ASSETS
Cash and cash equivalents	$113,640	$97,944
Accounts receivable, net	320,035	269,943
Inventories	271,310	292,107
Other current assets	24,880	33,778

Total current assets	729,865	693,772

Property, plant, and equipment, net	368,736	363,128
Operating lease right-of-use assets	22,397	26,922
Other assets	299,014	287,118

	$1,420,012	$1,370,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$6,684	$7,530
Accounts payable	108,063	85,644
Current portion of operating lease liabilities	6,320	5,250
Other current liabilities	131,685	135,863

Total current liabilities	252,752	234,287

Long-term debt	342,972	378,724
Pension and postretirement liabilities	18,186	22,208
Environmental reserves	19,809	19,972
Deferred income taxes	18,066	21,094
Noncurrent operating lease liabilities	16,464	22,388
Other noncurrent liabilities	12,412	10,131

Total liabilities	680,661	708,804

Total Mueller Industries, Inc. stockholders’ equity	717,621	643,468
Noncontrolling interests	21,730	18,668

Total equity	739,351	662,136

	$1,420,012	$1,370,940

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 26, 2020	September 28, 2019

Cash flows from operating activities
Consolidated net income	$106,395	$76,259
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	33,127	32,095
Stock-based compensation expense	6,332	6,355
Provision for doubtful accounts receivable	953	(66)
Loss from unconsolidated affiliates	20,213	23,740
Loss (gain) on disposals of properties	144	(24)
Impairment charges	3,035	—
Change in fair value of contingent consideration	—	4,500
Deferred income tax benefit	(836)	(1,593)
Changes in assets and liabilities, net of effects of business acquired:
Receivables	(45,530)	(47,367)
Inventories	41,598	50,985
Other assets	9,053	(7,485)
Current liabilities	25,913	1,687
Other liabilities	(5,813)	(7,112)
Other, net	2,294	(47)

Net cash provided by operating activities	196,878	131,927

Cash flows from investing activities
Capital expenditures	(29,204)	(20,162)
Acquisition of businesses, net of cash acquired	(72,648)	3,465
Investments in unconsolidated affiliates	—	(11,000)
Issuance of notes receivable	(9,155)	—
Proceeds from sales of properties	12	385

Net cash used in investing activities	(110,995)	(27,312)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(16,754)	(16,738)
Repurchase of common stock	(5,574)	(1,763)
Payment of contingent consideration	(7,000)	(3,170)
Issuance of long-term debt	150,027	100,658
Repayments of long-term debt	(186,492)	(151,305)
Repayment of debt by consolidated joint ventures, net	(299)	(4,352)
Net cash used to settle stock-based awards	(160)	(1,069)

Net cash used in financing activities	(66,252)	(77,739)

Effect of exchange rate changes on cash	(3,294)	(1,511)

Increase in cash, cash equivalents, and restricted cash	16,337	25,365
Cash, cash equivalents, and restricted cash at the beginning of the period	98,042	77,138

Cash, cash equivalents, and restricted cash at the end of the period	$114,379	$102,503